FRONTIER PRESS RELEASE

Frontier Corporation
180 South Clinton Avenue
Rochester, NY 14646


DATE:		   March 26, 1996

CONTACT:		John K. Purcell (716) 777-7944 (media)
			       Phil Yawman (716) 777-6179 (investors)

SUMMARY:		FRONTIER APPOINTS SENIOR CORPORATE OFFICERS

ROCHESTER, N.Y. -- March 26, 1996 -- Frontier Corporation (NYSE: FRO) announced today the appointment of two new senior corporate officers. Each will serve as president of major segments of the company.

     	Kevin J. Bennis, 42, will join Frontier as president of Frontier Communications, with responsibility for all long distance sales, marketing, customer service and international operations. He will lead Frontier's expansion into new United States and international markets, emphasizing a full range of integrated telecommunication services. Bennis joins Frontier from MCI, where he has been president of the Integrated Client Services Division.

	     Robert L. Barrett, 54, will become president of Frontier Network Systems and Services with responsibility for all network operations, information technology and engineering. He will also direct the team that is currently developing a company-wide "full service platform," combining network, customer service and billing on one integrated system. Barrett has been executive vice president and chief technology officer at Banc One Corporation in Columbus, Ohio. He was previously president of Banc One Services Corporation.

	Bennis and Barrett will both report to Ronald L. Bittner, Frontier's chairman and CEO. In making the announcement, Bittner said:
"We've doubled our size in the last year, but we've set our sights even higher, and these two individuals are the right combination to lead these critical areas. These are both outstanding business leaders with strong records of accomplishment throughout their careers."

     "Kevin Bennis," said Bittner, "brings to Frontier a record of accomplishments and experience not only in sales and marketing, but customer service, product development and international business as well. He has had an enormously well-rounded career in MCI, including his last assignment leading their expansion into new business opportunities."

      Bennis' entire 21-year business career has been with MCI in a wide variety of sales, marketing, staff and operational assignments. These include vice president of the northeastern U.S. region; senior vice president of business marketing, the largest sales revenue unit of MCI; and chief operating officer of an MCI joint venture in Mexico. He led the development of MCI's Proof Positive, the industry's first national brand for business. In 1994, Bennis was named president of the Integrated Client Service Division, a new unit of MCI targeted to large business customers. He is a graduate of Westminster College in New Wilmington, Penn.

    "Frontier is in an absolutely unique position today," said Bennis, "There is no other company that has this combination of operations in long distance, local and wireless; an outstanding record of innovation and financial returns to investors; and a commitment to lead, not follow, this industry. I look forward to helping make Frontier an even stronger company."

     The appointment of Barrett marks his return to the telecommunications field. From 1989 to 1991, he had been senior vice president of Allnet Communication Services in charge of operations and technology. During his tenure at Allnet, he was instrumental in the development of the Allnet billing platform, recognized as one of the most flexible in the telecommunications industry. "Bob Barrett has taken technology and turned it into a strategic advantage at several firms, including the competitive world of consumer credit cards," said Bittner. Calling network and information technology the "heart of our business," Bittner said: "We are delighted that we could attract such an innovator to lead this effort at Frontier."

     Barrett has been executive vice president and chief technology officer at Banc One since 1991. Banc One is one of the 10 largest bank holding companies in the U.S. He led the development of Banc One's credit card system that was licensed internationally to American Express. He also directed, in conjunction with EDS, the development of Banc One's strategic banking system, installed in 54 Banc One locations and licensed to American Express and GMAC. Before Allnet, Barrett worked for General Motors Corporation from 1968 to 1980 and Clark Equipment from 1980 to 1989. He is a graduate of Michigan State University.

    "The telecom business is the most exciting and fastest growing industry in the U.S. -- perhaps the world," said Barrett. "I look forward to returning to this industry with Frontier, a company that created its own excitement and built a name for itself well beyond its size."

     In other appointments, Helen A. Zamboni, 44, currently Frontier's corporate counsel, has been named president of Frontier Communications' international operations, with responsibility for Frontier's expanding international business.

     Anthony J. Cassara, 41, currently president of Rochester Telephone Corp., will become president of Frontier Carrier Services and Strategic Accounts. Both Zamboni and Cassara will report to Bennis.

     Denise K. Gutstein, 32, currently director network strategy and technical planning, has been named president of Rochester Telephone Corp., Frontier's local exchange company in Rochester, N.Y. She will report to Jerry Carr, president of Frontier Telephone Group and chairman and CEO of Rochester Telephone Corp.

     Announcing these appointments, Bittner praised the individuals and their accomplishments. "We have developed still another generation of strong leaders who have already made an impact on our company. They are representative of an outstanding, committed employee group and, because of them, our future looks bright indeed. We are fortunate to operate in such a thriving industry as telecommunications, with such loyal customers and with the outstanding contributions of so many competent employees and associations."

     Frontier Corporation is the parent company whose long distance, local telephone and wireless communications subsidiaries provide integrated communications services to more than two million customers nationwide. It was chartered in 1920 as Rochester Telephone Corporation and renamed Frontier on January 1, 1995. The company merged with ALC Communications Corporation (parent company of Allnet Communication Services, Inc.) in August 1995. The combined long distance revenues of Frontier's subsidiaries rank them fifth among long distance companies.
# # # # #

You can now receive a faxed copy of any Frontier Corporation press release dating back to March 1995, free of charge, 24 hours a day. Call 1-800-758-5804, extension 762302. An automated system will provide you with instructions.

Visit Frontier Corporation's home page on the World Wide
Web:http://www.frontiercorp.com